UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

           January 6, 2009
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-11353	13-3757370

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 SOUTH MAIN STREET, BURLINGTON, NORTH CAROLINA	27215	336-229-1127

(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. Results of Operations and Financial Condition

On January 6, 2009, Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced that David P. King, Chief Executive Officer, is scheduled to speak at the Goldman Sachs Healthcare Conference in New York City, NY. LabCorp’s presentation is planned for Wednesday, January 7, 2009 at 4:30 p.m. (Eastern).

The Company also reaffirmed its prior non-GAAP full 2008 year diluted earnings per share guidance of between $4.57 and $4.61, excluding restructuring and other special charges and share repurchase activity after September 30, 2008. The Company continues to expect 2008 revenue growth of approximately 11%, EBITDA margins of approximately 25%, operating cash flow of approximately $750 million to $770 million (excluding any transition payments to UnitedHealthcare), capital expenditures of approximately $140 million to $160 million, and net interest expense of approximately $70 million. The Company expects to report final 2008 results in its 4th quarter earnings release, scheduled for February 12th, 2009.

Additionally, the Company updated its preliminary 2009 full year guidance. The company now expects revenue growth of 2.0% to 4.0% (versus previous guidance of 3.5% to 5.5%). Diluted EPS is now expected to be in the range of $4.75 to $4.95 (versus prior guidance of $5.00 to $5.25), excluding the impact of any share repurchase activity after September 30, 2008. The Company will provide more detailed 2009 guidance in its 4th quarter earnings release.

Exhibits

9.01(d) Press Release dated January 6, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Laboratory Corporation of America Holdings (Registrant)
Date: January 6, 2009	By:	/s/F. Samuel Eberts III
F. Samuel Eberts III, Chief Legal Officer and Secretary